Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into as of January 5, 2024 and amends and restates in its entirety the employment agreement dated as of April 13, 2021 (as amended and restated, this “Agreement”), by and between HERITAGE INSURANCE HOLDINGS, INC., a Delaware corporation (the “Company”), and Kirk Lusk, an individual (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company is a publicly-traded company engaged in the insurance and financial services industry;

WHEREAS, the Executive is currently the Chief Financial Officer and has been employed by the Company pursuant to the terms of that certain Employment Agreement dated as of April 13, 2021 between the Company and Executive (the “Prior Employment Agreement”), which the Board of Directors of the Company (the “Board”) has determined to amend and restate, terminate and replace with this Agreement;

WHEREAS, the Board desires to assure the Company of the Executive’s employment with the Company and to compensate him for such employment;

WHEREAS, the Board has determined that this Agreement will reinforce and encourage the Executive’s attention and dedication to the Company; and

WHEREAS, the Executive is willing to make his services available to the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:

1. Definitions. In addition to other terms which may be defined elsewhere in this Agreement (including the preamble and recitals hereto), when used in this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with the Company within the meaning of Code Sections 414(b) or (c), provided that, in applying such provisions, the phrase “at least 50 percent” shall be used in place of “at least 80 percent” each place it appears therein.

(b) “Base Salary” means the salary provided for in Section 4(a) hereof.

(c) “Cash Incentive Plan” means the Company’s Annual Cash Incentive Compensation Plan, as may be modified from time to time.

(d) “Cause” means (i) any action or omission of the Executive which constitutes a breach of this Agreement, (ii) fraud, breach of fiduciary duty, gross negligence, embezzlement or misappropriation as against the Company, (iii) conviction of a felony or (iv) material violation of Company policies which causes material reputational or financial harm to the Company.

(e) A “Change of Control” shall be deemed to have taken place if: (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the owner or beneficial owner of Company securities, after the Effective Date, having greater than 50% of the combined voting power of the then outstanding shares of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases is the majority at the time the purchases are made), or (ii) the persons who were directors of the Company before such transactions shall cease to constitute a majority of the Board, or any successor to the Company, as the direct or indirect result of or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, and the “Change of Control Date” shall be the date on which a Change of Control occurs.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Compensation Committee” means the Compensation Committee of the Board.

(h) “Effective Date” means December 31, 2023.

(i) “Equity Plan” means the Heritage Insurance Holdings, Inc. 2023 Omnibus Incentive Plan, as amended from time to time, and any successor plan thereto.

(j) “Good Reason” means, without the Executive’s consent (i) reduction in Executive’s Base Salary, (ii) reduction in Executive’s Cash Incentive Plan opportunity as described in Section 4(b), (iii) reduction in Executive’s equity compensation opportunity as described in Section 4(c), (iv) material reduction in Executive’s title, duties or responsibilities, (v) any requirement that the Executive report to anyone other than the Board or Chief Executive Officer, (vi) meaningful, involuntary relocation of Executive’s principal place of business, or (vii) a material breach of this Agreement by the Company.

(k) “Long-Term Incentive Plan” means the Company’s Annual Long-Term Equity Incentive Plan which provides for equity awards under the Equity Plan, as may be modified from time to time.

(l) “Related Entity” means any current or future Subsidiary or Affiliate of the Company.

(m) “Section 409A” means Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder.

(n) “Subsidiary” means any corporation, limited liability company or other limited liability entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entity in the chain) owns the stock or equity interest possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.

(o) “Termination Date” means the date on which the Term of Employment and Executive’s employment with the Company ends.

2. Employment.

(a) Employment and Term. The Company and the Executive agree that the Prior Employment Agreement is terminated as of the Effective Date and that no termination of employment or any circumstance resulting in Good Reason has occurred as a result of the termination of the Prior Employment Agreement and execution of this Agreement. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company during the Term of Employment on the terms and conditions set forth herein.

(b) Duties of Executive. During the Term of Employment, the Executive shall be employed as the Chief Financial Officer of the Company. During the Term of Employment, Executive shall have such additional duties and responsibilities as assigned to him by the Board or Chief Executive Officer consistent with his role as Chief Financial Officer. The Executive shall faithfully and diligently perform all services and responsibilities for the Company. The Executive shall devote substantially all of his business time, attention, and efforts to the performance of his duties under this Agreement, render such services to the best of his ability and, in any event, in a professional manner commensurate with the manner of executives in similar positions in companies of similar size and operations, and use his best efforts to promote the best interests of the Company. The Executive shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (i) conflicts with the interests of the Company or any Related Entity, (ii) interferes with the proper and efficient performance of his duties for the Company, or (iii) interferes with the exercise of his judgment in the Company’s best interests, in each case without the express written approval of the Board. During the Term of Employment, it shall not be a violation of this Agreement for the Executive to (1) serve on the Board for no additional compensation, (2) serve on civic or charitable boards, with the consent of the Board, and (3) manage personal investments, so long as such activities (individually or in the aggregate) do not interfere with the performance of the Executive’s responsibilities as set forth in this Agreement. Executive may serve on the board of one other business so long as the board service is first approved by the Board’s Corporate Governance and Nominating Committee.

(c) Travel. Executive recognizes and agrees that his position may require substantial travel to various locations during the Term of Employment.

(d) Working Facilities. During the Term of Employment, the Company shall furnish the Executive with an office, and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

3. Term of Employment. The term of the Executive’s employment as Chief Financial Officer hereunder shall commence on the Effective Date and shall continue until December 31, 2024 (the “Initial Employment Term”), at which point this Agreement will automatically renew for successive twelve-month periods (each a “Successive Employment Term” and together with the Initial Employment Term, the “Term of Employment”), unless either party gives written notice ninety (90) days or more prior to the expiration of the then existing Term of Employment of Executive’s or the Company’s decision not to renew, or unless this Agreement is otherwise terminated pursuant to Section 6 or as mutually agreed to by the parties in writing.

4. Compensation.

(a) Base Salary. The Executive shall receive an initial Base Salary at the annual rate of $800,000, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and taxes. During the Term of Employment, the Base Salary shall be reviewed at such time as the salaries of other executives of the Company are reviewed generally. If the Base Salary is adjusted, such adjustment to Base Salary shall be made for all purposes of this Agreement.

(b) Cash Incentive Plan. The Executive shall participate in the same Cash Incentive Plan as the Company makes available to other executive employees of the Company which provides for certain annual cash incentives based on Company and individual performance criteria as determined by the Board or Compensation Committee from time to time. Any such cash incentive shall be paid at such times and in such amounts to be established by the Board or Compensation Committee from time to time. Beginning with calendar year 2024 and continuing throughout the Term of Employment, the annual target cash incentive will be set at 65% of the Base Salary then in effect (the “Target Annual Incentive Amount”), with the ultimate potential annual cash incentive earned ranging from a threshold amount of 30% of the Base Salary then in effect and a maximum amount of 95% of the Base Salary then in effect, with pro rata amounts earned between threshold and maximum calculated on a straight line basis. Target incentives do not constitute a promise of payment. Executive’s actual cash incentive payout, if any, will depend on Company financial performance and the Board’s or Compensation Committee’s assessment of the performance criteria set by the Board or Compensation Committee as part of the Cash Incentive Plan.

(c) Equity Awards. Pursuant and subject to the terms and conditions of the Equity Plan, as well as any agreements or award notices contemplated by the Equity Plan, the Executive shall be entitled to no less than the following target equity awards:

(i) Beginning with calendar year 2024 and continuing throughout the Term of Employment, Executive shall be eligible to participate in the Long-Term Incentive Plan, under which the Executive may be entitled to equity awards in the form of restricted stock (including time-based and performance-based restricted stock), restricted stock units (including time-based and performance-based restricted stock units), stock options and/or other forms of equity awards permitted under the Equity Plan (collectively, “Equity Awards”), as determined in the sole discretion of the Board or the Compensation Committee, as follows:

(A) Executive shall be entitled to an annual time-based Equity Award with a value equal to 40% of the Base Salary in effect on the award date, which award will vest with respect to one-third of the shares subject to the Equity Award on each of the first, second and third anniversaries of the award date or as otherwise determined by the Board or the Compensation Committee; and

(B) Executive shall be entitled to an annual performance-based Equity Award with a target value equal to 50% of the Base Salary then in effect (the “Annual Performance-Based Equity Award Target”) with the ultimate potential performance-based restricted stock earned ranging from a threshold amount of 50% of the Annual Performance-Based Equity Award Target to a maximum amount of 150% of the Annual Performance-Based Equity Award Target. Pro rata amounts may be earned between threshold and maximum with performance measured over a set number of consecutive calendar years, beginning with the award year, and based on the performance criteria and vesting terms set by the Board or Compensation Committee.

(C) All Equity Awards shall be evidenced by an award agreement setting forth the terms and conditions of the applicable Equity Award.

(d) Reimbursement of Business Expenses. The Executive shall be reimbursed for reasonable business expenses which comply with all Company policies and which are incurred in the performance of Executive’s job duties.

(e) Compensation Review. The Board or the Compensation Committee will periodically review the Executive’s compensation, and in its sole discretion, make adjustments as it deems appropriate based upon Executive’s performance, the Company’s performance and other relevant market considerations; provided, however, that the Base Salary may not be reduced below the initial Base Salary set forth in Section 4(a) and no modification may be made, without Executive’s prior consent, to (i) the value of the annual threshold, target and maximum cash incentive opportunity set forth in Section 4(b), (ii) the value of the annual time-based Equity Awards set forth in Section 4(c)(i)(A) or (iii) the threshold, target and maximum value of annual performance-based Equity Awards set forth in Section 4(c)(i)(B).

5. Benefit Programs. The Executive shall be entitled to the following benefits:

(a) Benefits Generally. During the Term of Employment, the Executive shall be entitled to participate in all retirement and health and welfare benefits plans as are presently and hereafter offered by Company to its executive employees, in each case, in accordance with the terms and conditions of such benefits plans and to the extent Executive is eligible to participate. The Company reserves the right to amend, terminate, revise, or add to any such benefits plans or programs.

(b) Insurance. During the Term of Employment, the Company shall obtain comprehensive major medical, life, hospitalization and disability insurance coverage, either group or individual, for the Executive and his dependents, and may obtain or may continue in force life (“key man”) insurance on the Executive for the benefit of the Company/Executive (collectively, the “Insurance Policies”), which Insurance Policies the Company shall keep in effect at its sole expense throughout the Term of Employment. The Insurance Policies to be provided by the Company shall be on terms as determined by the Board. Within 30 days following any termination of this Agreement, at the Executive’s option, the Company shall assign to the Executive all insurance policies on the life of the Executive then owned by the Company in consideration of the payment by the Executive of the premiums accruing after the date of such termination.

(c) Disability. During the Term of Employment, the Company shall maintain long-term disability insurance coverage on Executive in an amount equal to sixty percent (60%) of Executive’s Base Salary during the Term of Employment of this Agreement. In the case of a disability of Executive, all benefits provided for under the above-described coverage shall be paid directly to Executive. Executive represents and warrants that, to the best of his knowledge, he has no disability which would impair his ability to perform the duties called for under this Agreement. If Executive shall become unable to perform his duties as provided for herein by reason of illness or injury for a consecutive period of ninety (90) days, then the Company may, within thirty (30) days, suspend the officership of the Executive. In the event of such suspension, Executive shall remain an employee of the Company and receive the Base Salary (to the extent not covered by disability or other insurance, including any state-funded insurance, and provided Executive has exhausted all available paid vacation or sick leave and provided Executive has applied for any applicable insurance programs), compensation, and fringe benefits as set forth in Section 4 through December 31st of the year of such suspension (the “Suspension Period”). For the avoidance of doubt, Executive shall never receive more than 100% of their Base Salary (inclusive of any disability insurance or other insurance). If Executive’s officership is suspended pursuant to this Section 5(c), Executive’s employment with the Company shall terminate at the end of the Suspension Period if the Executive has not returned by the end of the Suspension Period to the full-time performance of his duties hereunder.

(d) Vacation. Executive shall receive up to thirty paid vacation days every calendar year. Executive will be entitled to carry over any vacation days from one calendar year to the next consistent with Company policy. Notwithstanding the foregoing, the Company will not pay the Executive for any unused vacation days.

6. Termination.

(a) Termination for Cause. Notwithstanding anything contained in this Agreement to the contrary, the Term of Employment may be terminated by the Company for Cause. Upon any determination by the Board that Cause exists under clause (i) of the definition of Cause, the Company shall cause a special meeting of the Board to be called and held at a time mutually convenient to the Board and Executive. Executive shall have the right to appear before such special meeting of the Board to refute any determination of Cause specified in such notice, and any termination of Executive’s employment by reason of such Cause determination shall not be effective until Executive is afforded such opportunity to appear. Any termination shall be made in writing to Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. Upon any termination for Cause, the Company shall have no obligation to pay the Executive any compensation or benefits under this Agreement.

(b) Severance. If Executive is terminated without Cause or voluntarily terminates his employment for Good Reason, the Executive shall:

(i) be entitled to a lump-sum cash severance payment equivalent to one times the sum of (y) the Executive’s annual Base Salary, in effect immediately preceding such termination, and (z) the Executive’s Target Annual Incentive Amount; and

(ii) vest in all previously granted and unvested time-based Equity Awards and all previously granted performance-based Equity Awards shall be forfeited with no payment therefor;

to be paid within ninety (90) days of his termination and upon receipt of any Company required release to comply with Section 409A.

(c) Voluntary Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated by the Executive for any reason by giving no less than 90 days prior written notice. The Company shall not be responsible for any further compensation of any kind to the Executive beyond 90 days from the date the Executive provides notice of his intent to terminate his employment unless the voluntary termination is with Good Reason, in which case Section 6(b) shall apply.

(d) Change of Control. If a Change of Control occurs during the Term of Employment, then during the remaining Term of Employment after a Change of Control Date, the Company (or the acquiring or surviving entity) will continue to be bound by this Agreement. If during the Term of Employment the Executive’s employment is terminated without Cause or the Executive voluntarily terminates his employment for Good Reason and such termination of employment occurs within twelve months following a Change of Control Date, Section 6(b) shall apply and the lump sum cash severance payment will equal one times (y) the Executive’s Base Salary in effect immediately preceding termination and (z) the Executive’s Target Annual Incentive Amount, reflecting a minimum payment of $1,320,000, to be paid within ninety (90) days following his termination. The Executive will be entitled to receive a prorated annual cash incentive described in Section 4(b) for the year of termination, subject to satisfying applicable performance criteria established in connection with, and payable in accordance with, the Company’s Cash Incentive Plan. All previously granted and unvested time-based Equity Awards shall immediately vest and all previously granted performance-based Equity Awards shall immediately vest based on the target level of performance.

(e) Cooperation. Following the Term of Employment, the Executive shall give his assistance and cooperation willingly, upon reasonable advance notice with due consideration for his other business or personal commitments, in any matter relating to his position with the Company, or his expertise or experience as the Company may reasonably request, including his attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which he was involved or potentially had knowledge by virtue of his employment with the Company. To the extent permitted by law, the Company agrees that it shall promptly reimburse the Executive for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this Section 6(e) upon his presentation of documentation for such expenses.

(f) Return of Company Property. Following the Termination Date, or upon the request of the Company, the Executive shall return all Company property and information in his possession, including, without limitation, all computer equipment (hardware and software), telephones, cell phones and other communication devices, credit cards, office keys, security access cards, badges, identification cards, and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, any of the Related Entities, and any of their respective current or prospective business relationships.

(g) Compliance with Section 409A.

(i) General. Both the Company and the Executive intend that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If either the Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and each of the Company and the Executive shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Executive and on the Company).

(ii) Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A.

(iii) 6 Month Delay for Specified Employees.

(A) If the Executive is a “specified employee,” then no payment or benefit that is payable on account of the Executive’s “separation from service,” as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(B) For purposes of this provision, the Executive shall be considered to be a “specified employee” if, at the time of his separation from service, the Executive is a “key employee,” within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(iv) No Acceleration of Payments. Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid before the earliest date on which it may be paid without violating Section 409A.

(v) Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(vi) No Guaranty of 409A Compliance. Notwithstanding the foregoing, the Company does not make any representation to the Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Executive or any beneficiary of the Executive for any tax, additional tax, interest or penalties that the Executive or any beneficiary of the Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

7. Restrictive Covenants; Company Policies.

(a) Confidentiality/Non-Disclosure. “Confidential Information” means any intellectual property, information, or trade secrets (whether or not specifically labeled or identified as “confidential” or “private”), in any form or medium, that is disclosed to, or developed or learned by, the Executive, and that relates to the business plan, underwriting, products, services, research, or development of or by the Company or any Related Entity, suppliers, distributors, customers, investors, partners, and/or other business associates, and that has not become publicly known. Confidential Information includes, but is not limited to, the following:

(i) Internal business information (including but not limited to information relating to strategy, staffing, financial data, training, marketing, promotional and sales plans and practices, costs, bidding activities and strategies, rate and pricing structures, and accounting and business methods);

(ii) Identities of, negotiations with, individual requirements of, specific contractual arrangements with, and information about, the Company’s or any Related Entity’s suppliers, distributors, customers, investors, partners and/or other business associates, their contact information, and their confidential information;

(iii) Compilations of data and analyses, underwriting process and parameters, material processes, technical data, specific program information, trade or industrial practices, computer programs, formulae, systems, research, records, reports, manuals, documentation, customer and supplier lists, data and databases relating thereto, and technology and methodology regarding specific projects; and

(iv) Intellectual Property not generally available to the public or published by the Company or any Related Entity. “Intellectual Property,” or “IP,” means (1) inventions or devices, whether patentable or not; (2) original works of authorship produced by or on behalf of the Company or any Related Entity; (3) trade secrets; (4) know-how; (5) customer lists and confidential information; and (6) any other intangible property protectable under federal, state or foreign law. Other examples of Intellectual Property include, but are not limited to, patent applications, patents, copyrighted works, technical data, computer software, knowledge of suppliers or business partnerships, documentation, processes, and methods and results of research.

(b) Acknowledgements.

(i) The Executive acknowledges and agrees with the representations of the Company that Confidential Information and IP is proprietary and valuable to the Company, and that any disclosure or unauthorized use thereof may cause irreparable harm and loss to the Company. It is further acknowledged by the Executive that if the general public or competitors (now existing or to be created in the future) learn of these ongoing discussions and negotiations with potential investors as a result of the Executive’s failure to comply hereunder, irreparable harm and substantial financial loss may occur to the Company’s or other Related Entity’s viability and future revenues. The Executive acknowledges and agrees that the knowledge and experience the Executive shall acquire by virtue of employment by the Company during the Term of Employment is of a special, unique and extraordinary character and that such position allows the Executive access to Confidential Information and Intellectual Property.

(ii) The Executive acknowledges and agrees that (a) the nature and periods of restrictions imposed by the covenants contained in this Agreement are fair, reasonable and necessary to protect and preserve for the Company and each Related Entity their viability and future revenues; (b) the Company or any Related Entity would sustain great and irreparable loss and damage if the Executive were to breach any of such covenants set forth herein; and (c) the covenants herein set forth are made as an inducement to and have been relied upon by the Company in entering into this Agreement. The Executive acknowledges and agrees this Agreement is binding on the Executive’s heirs, executors, successors, administrators, representatives and agents.

(iii) The Executive agrees to receive and to treat Confidential Information and the knowledge of IP on a confidential and restricted basis and to undertake the following additional obligation with respect thereto:

(A) To use the Confidential Information for the singular purpose of benefiting the Company and its Related Entities, and specifically not use the Company’s and its Related Entity customer or prospective customer data to conduct marketing, or otherwise undertake personal contacts, to solicit, divert or appropriate customers or prospective customers of the Company or its Related Entities, whether for the benefit of the Executive or any person;

(B) Not to disclose Confidential Information, except to the extent the Executive is required to disclose or use such Confidential Information in the performance of the Executive’s assigned duties for the Company or any Related Entity, to any person without the prior express written consent of the Board;

(C) To tender all Confidential Information to the Company, and destroy any of the Executive’s additional notes or records made from such Confidential Information, immediately upon request by the Company or upon termination of this Agreement;

(D) To promptly disclose and assign any right, title and interest to the Company all IP authored, made, conceived or actually reduced to practice, alone or jointly with others, (a) while performing duties for the Company or any Related Entity, or (b) during the Term of Employment, or (c) which results or is suggested by any work done for or at the request of the Company or any Related Entity, or (d) which was aided by the use of trade secret information, whether or not during working hours and regardless of location;

(E) To use best efforts to safeguard the Confidential Information and protect it against disclosure, misuse, espionage, loss, misappropriation and theft;

(F) Immediately notify the Board of any breach of this Agreement; and

(G) Assist the Company or any Related Entity, both during and after the termination of this Agreement, in obtaining and enforcing any legal rights in IP of the Company or any Related Entity, or assigned or to be assigned by the Executive to the Company or any Related Entity.

(iv) Notwithstanding Executive’s obligations in this Agreement and otherwise, Executive understands that, as provided by the Federal Defend Trade Secrets Act, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(v) Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit the Executive from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the United States Congress, any state legislative and executive agency, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures.

(c) Non-Solicitation; Non-Interference. During the Term of Employment and for a period of one (1) year after the Termination Date, the Executive covenants and agrees with the Company that the Executive will not, directly or indirectly, on behalf of himself or any other person or entity, solicit, recruit, hire, attempt to employ, or otherwise divert away an employee, or enter into any contractual arrangement with any employee or former employee, of the Company or any Related Entity, unless such employee or former employee has not been employed by the Company or any Related Entity for a period in excess of one (1) year. Executive further covenants and agrees that Executive will not intentionally interfere with the relationship of the Company with any agent, contractor, vendor, business partner, licensee, licensor or other business relation of the Company.

(d) Non-Compete. During the Term of Employment and for a period of one (1) year following the Termination Date, the Executive covenants and agrees that the Executive will not in any state in which the Company or a Related Entity is conducting business as of the Termination Date, (i) engage in, perform services for, be associated with, or be employed by any person or entity that engages in the same or similar business that the Company or any Related Entity is engaging in as of the Termination Date, including but not limited to any business, carrier, agent, managing general agent, managing general underwriter, or other entity that that writes, sells, or otherwise brokers coastal homeowner policies, commercial residential policies and other insurance products and related products and services in the states in which the Company or any Related Entity provide such insurance products (the “Business”); or (ii) participate in, assist with or in any way become associated with or employed by any new start-up venture that is or will be engaged in the Business.

(e) Remedy for Breach. The Executive’s obligations under this Section 7 shall survive the Executive’s termination of employment with the Company for the periods of time specified in Section 7. Executive acknowledges that a breach of Executive’s obligations under Section 7 hereof will result in irreparable and continuing damage to the Company for which there is no adequate remedy at law. In the event of a breach or threatened breach by Executive of any restrictive covenant contained herein, the Company shall be entitled to a temporary restraining order and injunctive relief. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach of these restrictive covenants, including, without limitation, the recoupment and other remedies specified in the Agreement. In the event of the violation by Executive of any of the covenants contained in Section 7, the terms of each such covenant so violated shall be automatically extended from the date on which Executive permanently ceases such violation for a period equal to the period in which Executive was in breach of the covenant or for a period of one (1) year from the date of the entry by a court of competent jurisdiction of an order or judgment enforcing such covenant(s), whichever period is later. These covenants and restrictions shall each be construed as independent of any other provisions in the Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on the Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and restrictions.

(f) Recoupment Policy. All payments and benefits provided to Executive by the Company are subject to the Company’s Executive Officer Clawback Policy and any other policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts paid or benefits provided. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

(g) Company Policies. Executive is required to abide by the Company’s policies and procedures including, but not limited to, the Company’s Code of Business Conduct and Ethics.

8. Duty to Disclose. During the course of the Executive’s employment with the Company and for a period of 1 (one) year following the Termination Date, the Executive shall inform any subsequent or prospective employer of the existence of this Agreement and the fact that it contains the restrictive covenants set forth above and shall take all reasonable steps necessary to furnish any such subsequent or prospective employer with a copy of this Agreement. The Executive hereby authorizes the Company to notify any subsequent or prospective employer about Executive’s obligations under this Agreement.

9. Representations and Warranties of Executive. The Executive represents and warrants to the Company that:

(a) The Executive’s employment will not conflict with or result in his breach of any agreement to which he is a party or otherwise may be bound;

(b) The Executive has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which he is or may be bound; and

(c) In connection with Executive’s employment with the Company, he will not use any confidential or proprietary information that he may have obtained in connection with employment with any prior employer.

10. Taxes. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

11. Assignment. The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole or in part to any corporation or other entity with or into which the Company may hereafter merge or consolidate, or to which the Company may transfer all or substantially all of its assets. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder, except by will or the laws of descent and distribution, or as required to comply with the terms of a qualified domestic relations order.

12. Governing Law; Arbitration. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereto agree that all disputes related to this Agreement shall be submitted to arbitration in Pinellas County, Florida pursuant to the rules of the American Arbitration Association.

13. WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY ISSUES ARISING UNDER THIS AGREEMENT.

14. Entire Agreement. This Agreement, including the other agreements, policies, and plans referenced herein, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings, and arrangements, both oral and written, between the Executive and the Company (or any Related Entity) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both a representative of the Board and the Executive.

15. Survival. The respective rights, obligations and restrictions of the parties hereunder, including but not limited to the obligations and restrictions imposed by Section 7, shall survive any termination of the Executive’s employment and the Term of Employment to the extent necessary to the intended preservation of such rights and obligations.

16. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to Heritage Insurance Holdings, Inc., Attention: Board of Directors, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

17. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets, or otherwise.

18. Right to Consult with Counsel; No Drafting Party. The Executive acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of his own choosing, and, given this, the Executive agrees that the obligations created hereby are reasonable. The Executive acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

19. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections, or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections, or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections, or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to the longest period or largest area, as applicable, which would cure such invalidity.

20. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

21. Damages; Attorney’s Fees. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto seeks to collect any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable costs and attorneys’ fees of the other.

22. Section Headings. The article, section, and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

23. Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto, and their respective heirs, personal representatives, legal representatives, successors, and permitted assigns, any rights or remedies under or by reason of this Agreement, except that the Related Entities shall be third-party beneficiaries under this Agreement.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

HERITAGE INSURANCE HOLDINGS, INC.

By:	/s/ Ernesto “Ernie” Garateix
Name:	Ernie Garateix
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Kirk Lusk
Kirk Lusk